Exhibit 3.2
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
INTREXON CORPORATION

1.    Name of Corporation. The name of the Corporation is Intrexon Corporation.

2.    Text of Amendments. Article III of the Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) shall be amended to add Article III.D as set forth in Appendix A attached hereto, stating the terms, including the preferences, limitations and relative rights, of the Corporation’s Series A Redeemable Preferred Stock (the “Series A Preferred Stock”).

3.    Adoption and Date of Adoption. Pursuant to Section 13.1-639A of the Virginia Stock Corporation Act (the “Act”), Article III of the Articles of Incorporation permits the Corporation’s Board of Directors to amend the Articles of Incorporation in order to establish the terms, including the preferences, rights and limitations, of one or more series of the Corporation’s authorized class of preferred stock without the approval of the Corporation’s shareholders.

The Corporation certifies that the foregoing amendments were adopted on October 16, 2017 by the Corporation’s Board of Directors without shareholder approval pursuant to the above referenced sections of the Act and Articles of Incorporation. The Corporation has not issued any shares of the Series A Preferred Stock as of the date hereof.

4.    Effective Date and Time. The foregoing amendments to the Articles of Incorporation shall become effective when the Virginia State Corporation Commission issues the certificate of amendment for such amendments.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Articles of Amendment]

Dated: November 6, 2017	INTREXON CORPORATION
	By:	/s/ DONALD P. LEHR
Donald P. Lehr
Chief Legal Officer

Appendix A
D.    The Corporation is authorized to issue a new series of preferred stock designated as Series A Redeemable Preferred Stock (“the “Series A Preferred Stock”) as follows:
1.Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Series A Redeemable Preferred Stock” and the number of shares constituting such series shall be 1,000,000 shares.
2.Definitions. For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:
“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation or any committee duly authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are authorized or required to be closed.
“Change of Control” shall mean the merger, consolidation or acquisition of the Corporation with, by or into another Person in which all outstanding shares of Common Stock are converted into or exchanged for cash, securities or other property or assets, other than a new holding company structure or similar transaction in which the existing stockholders of the Corporation immediately prior to such transaction continue to own greater than 66 2/3% of the equity of the surviving corporation immediately thereafter.
“Common Stock” shall mean the common stock, no par value per share, of the Corporation or such shares of the Corporation’s capital stock into which such Common Stock shall be reclassified.
“Conversion Calculation Period” shall mean the period beginning 25 Business Days prior to, and ending on, the fifth Business Day prior to the mailing of the proxy statement soliciting Shareholder Approval for the meeting of the shareholders of the Corporation at which Shareholder Approval was obtained.
“Conversion Price” shall mean, for each share of Series A Preferred Stock, the 20-day volume-weighted average market price of the Common Stock on the NYSE (or such other national securities exchange or automated quotation system on which the Common Stock is at such time listed or quoted) as of market closing on the fifth Business Day prior to the mailing of the proxy statement soliciting Shareholder Approval for the meeting of the shareholders of the Corporation at which Shareholder Approval was obtained, subject to adjustment as set forth herein.
“Conversion Rate” shall mean, at any time, the Issue Price plus all accrued but unpaid dividends thereon divided by the Conversion Price.
“Deemed Conversion Rate” shall mean, at any time, the Issue Price plus all accrued but unpaid dividends thereon divided by $18.96, subject to adjustment as set forth herein.
“HSR Approval” shall mean, as to any holder of Series A Preferred Stock, to the extent applicable and required to permit such holder to convert such holder’s shares of Series A Preferred Stock into Common Stock and to own such Common Stock without such holder being in violation of applicable law, rule or regulation, the receipt of approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Issue Price” shall mean, as to the Series A Preferred Stock, $100 per share (as adjusted equitably with respect to the Conversion Rate for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).
“Mandatory Conversion Date” shall mean, with respect to any share of Series A Preferred Stock, the fifth Business

Day (in the case of clause (i)) or the tenth Business Day (in the case of clause (ii)) following the latest to occur of (i) the receipt by the Corporation of Shareholder Approval, and (ii) if applicable to the holder, such holder’s receipt of HSR Approval.
“NYSE” shall mean the New York Stock Exchange.
“Person” shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.
“Preferred Stock” shall mean the Series A Preferred Stock, and any future series of capital stock of the Corporation designated as preferred stock.
“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.
“Shareholder Approval” shall mean the shareholder approval necessary to approve the conversion of the Preferred Stock into Common Stock for purposes of Section 312.03 of the New York Stock Exchange Listed Company Manual, which approval shall include a majority of the votes cast by holders of Common Stock other than the votes cast by beneficial holders of Common Stock who, at such time, are holders of Preferred Stock, or Affiliates of such holders.
3.No Maturity, Sinking Fund, Mandatory Redemption. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund, and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series A Preferred Stock, the holder exercises its rights to mandatory redemption, or the Series A Preferred Stock is converted as provided hereunder. The Corporation is not required to set aside funds to redeem the Series A Preferred Stock.
4.Ranking. The Series A Preferred Stock will rank, (i) with respect to the rights to the payment of dividends, senior to all classes or series of the Common Stock, and to all other equity securities issued by the Corporation other than equity securities referred to in clause (ii)(A) and (B) of this Section 4, and with respect to the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, on parity to all classes or series of the Common Stock; and (ii) with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (A) on parity with the Common Stock and all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (B) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (C) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term “equity securities” shall not include convertible debt securities.
5.Dividends.
(a)Holders of shares of the Series A Preferred Stock are entitled to receive, out of funds of the Corporation legally available for the payment of dividends, dividends as provided hereinafter. Commencing on the date of issuance of Series A Preferred Stock (as applicable, the “Issue Date”), cash dividends shall accrue on the Series A Preferred Stock daily, at the rate of 8% per annum on the Issue Price, and shall be cumulative from and including the applicable Issue Date, and shall be payable to the holders of record of the Series A Preferred Stock as provided hereinafter. Dividends payable on the Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.
(b)No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.
(c)Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 5(a). Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series A Preferred Stock.
(d)Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up) shall be declared or paid or set aside for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends, or upon liquidation, dissolution, or winding up, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, and (iii) any shares of Common Stock and Preferred Stock that the Corporation may issue ranking junior to, or on a parity with the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series A Preferred Stock as to the payment of dividends, the distribution of assets upon liquidation, dissolution, or winding up, or in connection with any bona fide equity compensation arrangement).
6.Liquidation or Change of Control.
(a)In the event of any voluntary or involuntary liquidation, dissolution or winding up or Change of Control of the Corporation, the holders of shares of Series A Preferred Stock shall participate with the holders of the Common Stock, pro rata on an as-converted-to-Common Stock basis, as if converted at the Deemed Conversion Rate, with respect to any payments out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up. In the event that in connection with a Change of Control, the outstanding shares of Common Stock are converted into or exchanged for cash, securities or other property or assets, then the holders of Series A Preferred Stock shall be entitled to receive the kind and amount of such cash, securities or other property or assets that such holder would have received had such holder converted such holder’s shares of Series A Preferred Stock into shares of Common Stock at the Deemed Conversion Rate immediately prior to such Change of Control.
(b)For purposes of this Section 6, the shares of Series A Preferred Stock shall be deemed to have converted into shares of Common Stock at the Deemed Conversion Rate immediately prior to such liquidation, dissolution or winding up or Change of Control of the Corporation. In the event that at any time, the Corporation (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares, (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, or (iv) distributes or “spins-off” to all holders of Common Stock evidence of indebtedness, shares of capital stock (including capital stock of a subsidiary), securities or other assets (excluding any dividend or distribution paid exclusively in cash), then in each such case the Deemed Conversion Rate shall be adjusted appropriately to account for such payment, subdivision, combination, distribution or “spin-off”.
(c)Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution, winding up or Change of Control no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled in this Section 6, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

7.Redemption.
(a)Optional Redemption Right. The Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem any whole number of shares of Series A Preferred Stock, at any time or from time to time, for cash at a redemption price of the Issue Price per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series A Preferred Stock as described in this Section 7(a), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
(b)Mandatory Redemption Right. At any time after December 31, 2020, each holder of Series A Preferred Stock may, at its option, upon not less than 60 nor more than 120 days’ written notice, require the Corporation to redeem any whole number of its shares of Series A Preferred Stock, in whole or in part, for cash at a redemption price of the Issue Price per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. If the Corporation is required to redeem any shares of Series A Preferred Stock as described in this Section 7(b), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
(c)In the event the Corporation elects to redeem Series A Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.
(d)In the event a holder of Series A Preferred Stock elects to require the Corporation to redeem such holder’s Series A Preferred Stock, the notice of redemption shall be delivered by such holder to the Corporation at its principal office, not less than 60 nor more than 120 days prior to the redemption date, and shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; and (iii) the redemption price and shall include the certificates (if any) for the Series A Preferred Stock to be surrendered for payment of the redemption price.
(e)Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.
(f)If notice of redemption of any shares of Series A Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.
(g)If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.
(h)If less than all of the outstanding Series A Preferred Stock is to be redeemed by the Corporation pursuant to Section 7(a), the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) among the holders or by any other equitable method the Corporation shall determine.
(i)In connection with any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to, but not including, the redemption date.

(j)Subject to applicable law, the Corporation may purchase shares of Series A Preferred Stock directly from an investor, by tender or by any other arrangement. Any shares of Series A Preferred Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.
8.Conversion Rights. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 8.
(a)Effective as of the close of business on the Mandatory Conversion Date, all shares of Series A Preferred Stock shall automatically convert into shares of Common Stock at the Conversion Rate. Such shares of Series A Preferred Stock to be converted into shares of Common Stock on the Mandatory Conversion Date shall be cancelled at the time of the conversion and cease to be issued and outstanding.
(b)The Corporation shall provide notice to holders of Series A Preferred Stock at least 3 Business Days prior to the Mandatory Conversion Date. In addition to any information required by applicable law or regulation, such notice of mandatory conversion with respect to such shares shall state, as appropriate:
(i)the applicable Mandatory Conversion Date;
(ii)the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock held of record by such holder and subject to such mandatory conversion; and
(iii)if certificates are to be issued, the place or places where certificates for shares of Series A Preferred Stock held of record by such holder are to be surrendered for issuance of certificates representing shares of Common Stock.
(c)All rights with respect to the Series A Preferred Stock converted pursuant to this Section 8, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Date (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 8(c). As soon as practicable after the Mandatory Conversion Date and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof (or, at the Corporation’s option, such shares shall be registered in book-entry form) and (b) pay cash as provided in Subsection 8(e) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any accrued but unpaid dividends on the shares of Series A Preferred Stock converted.
(d)Any holder of Series A Preferred Stock to be converted following receipt of an HSR Approval shall provide prompt notice to the Corporation of receipt of such approval (or the expiration of any applicable waiting periods).
(e)Upon conversion, holders of Series A Preferred Stock shall receive cash in lieu of fractional shares. In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to this Section 8, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price of the Common Stock market price of the Common Stock on the NYSE (or such other national securities exchange or automated quotation system on which the Common Stock is at such time listed or quoted) determined as of the fourth trading day immediately preceding the applicable Mandatory Conversion Date.
(f)The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided herein, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.
(g)All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(h)Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the approval of or consent to the delivery thereof by any governmental authority.
(i)The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NYSE or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A Preferred Stock.
(j)The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities; provided that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
(k)In the event that at any time after the beginning of the Conversion Calculation Period and prior to the Mandatory Conversion Date, the Corporation (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares, (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, or (iv) distributes or “spins-off” to all holders of Common Stock evidence of indebtedness, shares of capital stock (including capital stock of a subsidiary), securities or other assets (excluding any dividend or distribution paid exclusively in cash), then in each such case the Conversion Rate and Conversion Price shall be adjusted appropriately to account for such payment, subdivision, combination, distribution or “spin-off”. In such circumstance the Corporation shall provide an updated notice of mandatory conversion.
(l)The Corporation shall seek the Shareholder Approval on or before the date of its annual meeting of shareholders in 2019.
9.Voting Rights.
(a)Holders of the Series A Preferred Stock will not have any voting rights, except as set forth in this Section 9 or as otherwise required by law. On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of Preferred Stock the Corporation may issue have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote per share.
(b)So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable), amend, alter, repeal or replace the Articles of Incorporation, including by way of merger, consolidation or otherwise in which the Corporation may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred Stock of any right, preference or privilege of the Series A Preferred Stock (each, an “Event”). An increase in the amount of the authorized Preferred Stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking senior to, on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences or privileges.
(c)Notwithstanding Section 9(b) above, if any Event set forth in Section 9 (b) above materially and adversely affects any right, preference or privilege of the Series A Preferred Stock but not all series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, shall be required in lieu of the vote or consent that would otherwise be required by Section 9(b).
(d)The voting rights provided for in this Section 9 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Stock would otherwise be required pursuant to this Section 9 shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 7.
(e)Except as expressly stated in this Section 9 or as may be required by applicable law, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.
10.No Preemptive Rights. No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.
11.Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.